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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Bay Apartment Communities, Inc. on Form S-8 (File No. 333-47405), Form S-8 (File No. 333-16837), Form S-3 (File No. 333-16647), Form S-3 (File No.
333-15407), Form S-3 (File No. 333-39037), and Form S-3 (File No. 333-41511) of
our report dated December 16, 1997, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Laguna Brisas Apartments for the period March 7, 1997 to November 30, 1997, and of our report dated February 12, 1998, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Cabrillo Square Apartments for the year ended December 31, 1997 which reports are included in this Current Report on Form 8-K.

                                                    /s/ COOPERS & LYBRAND L.L.P.

San Francisco, California
March 27, 1998